Exhibit 99.1

The Hanover Insurance Group Appoints John C. Roche Chief Executive Officer; Joseph M. Zubretsky to Pursue Healthcare Opportunity

WORCESTER, Mass., (October  10, 2017) – The Hanover Insurance Group, Inc. (NYSE: THG) today announced John C. Roche has been appointed president and chief executive officer,  effective Nov. 4. He will succeed Joseph M. Zubretsky, who has accepted a career opportunity outside of the property and casualty industry. Zubretsky will remain with the company through Nov. 3.

Roche, 54, currently leads The Hanover’s personal and commercial lines businesses as president of Hanover Agency Markets, and has served on the company’s executive leadership team since 2008. A highly experienced senior leader, Roche has more than 30 years of experience in the property and casualty business.

Since joining the company in 2006, Roche has served in several senior leadership positions, including president, business insurance; vice president, field operations, marketing and distribution; and vice president, commercial lines underwriting and product management. Prior to joining The Hanover, he served in senior roles at the St. Paul Travelers Companies. He began his career at Fireman’s Fund and Atlantic Mutual, where he held a number of underwriting and management positions. Roche also serves on the board of directors for the National Council of Compensation Insurance. He earned a Bachelor of Arts degree from the University of Connecticut.

“We are very pleased to have Jack move into the role of president and chief executive officer,” said Kevin Condron, chairman of the board at The Hanover. “Jack has been a key member of our leadership team for many years. He has played a critical role in the successful expansion of our company, working closely with the board and others, helping to position The Hanover over the past decade as the best partner for independent agents and one of the very best companies in our business. He brings passion, vision and tremendous knowledge of our industry, our company, and the independent agency distribution channel to the role, working with our talented team to set the stage for an even more successful future.”

“I am honored and very excited to have the opportunity to lead our great organization,” said Roche. “Over the course of my many years at The Hanover, I have developed an incredible respect for the organization and its committed team. I look forward to working with this team to deliver on our strategy, providing innovative insurance solutions through the best independent agents in the business, and delivering significant value to our customers, shareholders and other stakeholders.”

Zubretsky, 60, joined The Hanover as president and chief executive officer in June 2016. Since then, the company has affirmed its core business strategy, building on its unique competitive position, reinforcing its commitment to its partners and outlining plans to achieve industry-leading, profitable growth and to deliver superior returns to its shareholders.

“I will leave The Hanover with tremendous respect for the people and the organization,” Zubretsky said. “The company is very well positioned financially, and has the talent and the organizational drive to deliver on its long-term strategy. Unsolicited, I was presented with a personally compelling opportunity in the healthcare industry. I will very much miss The Hanover, its people and its agent partners, and look forward to watching the company’s continued success.”

“We appreciate Joe’s leadership and his many contributions,” said Condron. “We are better positioned today than ever, with a strong financial foundation, a deep and talented team, a unique and clearly-defined strategy, and the best distribution partners in our industry. We have every confidence we will continue our positive momentum under Jack’s leadership, and we wish Joe all the best.”

“I’m looking forward to continuing to work with Jack to build on The Hanover’s strong financial performance and creating value for our shareholders and all our stakeholders,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “Excluding catastrophes, we anticipate achieving our original third quarter expectations when we report our quarterly earnings on Nov. 1. The company continues to enjoy strong growth and earnings momentum, and we will continue to capitalize on these trends.”

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

CONTACTS:

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
(508) 855-2063	(508) 855-3099
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com

Emily P. Trevallion
(508) 855-3263
Email: etrevallion@hanover.com

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